EMPLOYMENT AGREEMENT
This Employment Agreement is entered into as of July 23 2013 (the "Effective Date"), by and between Travelzoo Inc., a Delaware corporation, (the "Company") with principal corporate offices at 590 Madison Avenue, 37th Floor, New York, NY 10022, and Rachel J. Barnett ("Employee"), whose address is currently at 140 West 69th Street, Apartment 129B, New York, NY 10023. The Company and Employee are collectively referred to herein as “the Parties”.
WHEREAS, the Company desires to retain Employee as Deputy General Counsel, and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the parties as follows:
1.    Duties and Scope of Employment.
(a)    Position. Employee shall be employed as Deputy General Counsel in the Company’s New York office.
(b)    Duties. During the term of Employee’s employment with the Company, Employee shall devote their full time, skill and attention to their duties and responsibilities, which Employee shall perform faithfully, diligently and competently, and Employee shall use their best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable, community or professional activity/organization that they are currently involved in and that does not materially interfere with their ability to perform their duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform their duties and responsibilities hereunder, to (i) manage Employee's personal, financial and legal affairs, (ii) serve on civic, charitable or professional boards or committees, and (iii) with the consent of the Company (which consent shall not be unreasonably withheld), serve as a member of the board of directors of any noncompeting business.
2.    Nature of Employment. Employee is an “at-will" employee which means that the employment relationship may be terminated at any time, with or without cause, at the option of either the Company or Employee, subject to the notice provisions in this Section 2. Upon delivery of a notice of termination without Cause (as defined in paragraph 2(b)) by the Company or delivery of a resignation notice by Employee, the Company may direct Employee to reduce or cease performing Employee’s duties for all or part of the period between the date of delivery of the notice and the effective date of termination of employment (the “Notice Period”), but will continue to pay compensation and provide benefits through the end of the Notice Period. Employee acknowledges that their obligations set forth in certain sections of this Agreement, including but not limited to Section 5, survive the termination of their employment from the Company.

(a)    Termination by Company without Cause. Employee may be terminated by the Company without Cause (as defined in paragraph 2(b)) by delivering written notice to Employee, which will be effective two weeks after delivery, in which event Employee will receive three months’ salary and benefits after the effective date of termination.
(b)    Termination for Cause. Employee may be terminated by the Company for Cause by delivering written notice to Employee, which will be effective immediately upon delivery, in which event Employee will receive only salary and benefits through the date of termination. For purposes of this Agreement, “Cause” is defined as (i) gross misconduct by Employee that is materially injurious to the Company’s business; (ii) the commission by Employee of a felony; or (iii) the willful failure or refusal of the Employee, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement.
(c)    Termination of Employee following a “Change of Control”. If a Change of Control, as hereinafter defined, occurs, and Employee is not offered a position of comparable pay and responsibilities within thirty (30) days of the Change of Control in the same geographic area in which she worked immediately prior to a Change of Control, and Employee resigns within sixty (60) days after the Change in Control, Employee shall receive her Base Salary for a period of six (6) months (“Severance Pay”), benefits, and pro rata performance bonus pursuant to paragraph 3(b) earned through the date of termination. Any such Severance Pay shall be paid in equal installments on the dates on which the Employee’s Base Salary would otherwise have been paid if Executive’s employment had continued for such period, with such installments paid in accordance with the Company’s normal payroll dates in effect on the date of such termination of employment. Any payments and benefits payable pursuant to this Section 2(c) shall be subject to Section 2(e) as a condition precedent. For purposes of this Agreement, "Change of Control" means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive and in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets
(d)Employee Resignation. Employee may resign by delivering written notice to the Company, which will be effective six weeks after delivery, in which case she will only receive salary and benefits through the effective date of termination.
(e)    Severance Pay Conditions. Employee shall be required to sign, deliver and not revoke a General Release substantially in the form attached hereto as Exhibit A by no later than sixty (60) days following the Employee’s termination of employment as a condition precedent to payment of any amounts or benefits payable pursuant to Section 2(c) of this Agreement. Any such payments or benefits shall begin as soon as practicable following the effective date of such release, provided that if the sixty (60) day period following the date of the Employee’s termination of employment spans two calendar years, any such payments shall begin no earlier than the first day of such second calendar year regardless of the effective date of such release. Any Severance Pay or other separation pay and benefits shall be subject to the usual and applicable required withholdings and payroll taxes.
3.    Compensation and Fringe Benefits.
(a)(a)    Salary. Employee will receive a salary at the annualized rate of $225,000 (Two Hundred and Twenty-Five Thousand Dollars) (the "Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholding. Employee understands and agrees that neither their job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.
(b)    Discretionary Bonus. Beginning in calendar year 2014, Employee shall be eligible to be considered for a discretionary bonus (the “Discretionary Bonus”) up to $50,000 (Fifty Thousand Dollars) per calendar year to be determined by the Chief Financial Officer in his sole and absolute discretion. In exercising such discretion, the Chief Financial Officer will take into consideration Employee’s individual performance. A bonus payment, if any, shall be made within 45 days following the end of the year for which it is awarded, and will be subject to the usual and applicable withholding.  The Company reserves the right to amend or discontinue the Discretionary Bonus at any time. The Company will notify Employee of any changes to the Discretionary Bonus in writing.
(c)Sign-On Bonus. The Company shall pay Employee a sign-on bonus of $35,000 (Thirty-Five Thousand Dollars), less applicable withholdings, payable upon completion of Employee’s first three (3) months of employment, provided, however, if. Employee is terminated for Cause or resigns before completing three (3) months of employment, Employee will not be entitled to the sign-on bonus.
(d)     Vacation and Holiday Pay. Employee shall receive three (3) weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.
(e)    Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.
4.    Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies.

5.    Certain Covenants.
(a)    Intellectual Property Rights.
(i)    Employee agrees that the Company will be the sole owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of their employment with the Company, whether pursuant to this Agreement or otherwise. For purposes of this Agreement, “Discovery” or "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of their employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere, but does not include any of the foregoing to which all of the following criteria apply: (a) no equipment, supplies, facility, or proprietary or trade secret information of the Company was used; (b) was developed entirely during Employee's own personal time; (c) does not relate to Company business or to the Company's actual or anticipated research or development; and (d) does not result from any work performed by Employee for the Company. For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.
(ii)    Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.
(iii)    Employee hereby assigns and agrees to assign to the Company all of their interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise.
(iv)    At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as their agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in their behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by their; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.
(v)    To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.
(vi)    The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, their assignees permitted under this Agreement, executors, administrators, and other representatives.
(b)    Exposure to Proprietary Information.
(i)    As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.
(ii)    In recognition of the special nature of their employment under this Agreement, including their special access to the Proprietary Information, and in consideration of their employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.
(c)    Use of Proprietary Information; Restrictive Covenants.
(i)    Employee acknowledges that the Proprietary Information constitutes a protectable business interest of the Company, and covenants and agrees that during the term of their employment, whether under this Agreement or otherwise, and after the termination of such employment, Employee will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of their duties for the Company.
(ii)    Employee will not, during the term of this Agreement or, for a period of one year thereafter (the “Restricted Period”), anywhere within the United States (the "Restricted Territory"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):
1.engage in business that generates its revenues primarily from the development, publishing, or sale of online advertisements for travel companies (the “Products”) including but not limited to Guilt City, Groupon and Living Social;
2.    perform services for, or engage in, any business or segment of a business that generates its revenue primarily from the online sale of vouchers or coupons for local businesses including but not limited to Gilt City, Groupon and Living Social;
3.    except on behalf of the Company, solicit, for the sale of Products or any product or service of a type then sold by the Company, any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, a customer of the Company who was introduced to Employee by the Company or with whom Employee developed a business relationship in connection with her performing services for the Company;

4.    solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, an employee of the Company.

5.    Notwithstanding any provision of this Section 5(c)(ii) to the contrary, during the period after Employee ceases employment with the Company, Section 5(c)(ii) does not in any way restrict Employee in practicing law or in entering into an attorney client relationship with any person, provided, however, this Section 5(c)(ii)(5) does not diminish in any way Employee’s post-employment obligations to the Company pursuant to Section 5(c)(i) and Employee’s ethical obligations to the Company as her former client. For purposes of clarity, employment by a competitor of the Company in a position that has both attorney duties and business duties (other than managing a legal department or supervising attorneys or legal staff) is subject to Section 5(c)(ii).
(d)    Scope/Severability. The Parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 5(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).
(e)    Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into their possession by virtue of their employment by the Company are and will remain the property of the Company. Upon termination of their employment with the Company, Employee shall immediately return to the Company all such items in their possession and all copies of such items.
6.    Equitable Remedies.
(a)    Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Employee agrees that notwithstanding the arbitration provision in Section 11, the Company may apply to a court of competent jurisdiction, in accordance with Section 11(f) of this Agreement, to obtain the equitable relief referenced in this Section 6 in aid of arbitration.
(b)    Each of the covenants in Sections 5(a), (b), (c), (d) and (e) will be construed as independent of any other covenants or other provisions of this Agreement.
(c)    In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.
7.    Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors and legal representatives of Employee upon Employee's death. This Agreement may be assigned by the Company to any successor of the Company, and any successor of the Company that agrees to such assignment shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.
8.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.
9.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
10.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee's employment relationship with the Company.
11.    Resolution of Disputes Regarding Employment.

(a)    The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator.
(b)    If and only if a mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after a mediation, either party may submit the matter to binding arbitration, to the extent permitted by law, to be held in New York, NY in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The arbitrator may award the prevailing party any such attorneys’ fees and costs incurred in connection therewith.
(c)    The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of conflict of law. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in New York, NY as the exclusive jurisdiction for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.
(d)    Employee understands that nothing in this Section modifies Employee's at-will status. Either the Company or Employee can terminate the employment relationship at any time, with or without cause, subject only to the restrictions set forth in Section 2 above.
(e)    Employee has read and understands Section 11, which discusses arbitration. Employee understands that by signing this agreement, employee agrees to submit any future claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of employee's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to, the following claims:
(i)    Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;
(ii) Any and all claims for violation of any federal, state or municipal statute including, but not limited to the New York Human Rights Act, the Civil Rights Act

of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act;
(iii)    Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
(f)    The Parties may apply to any court of competent jurisdiction (in accordance with Section 11(c)) at any time, including at any time before initiating or completing mediation pursuant to Section 11(a), for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of the mediation or arbitration provisions of this Agreement and without abridgment of the powers of the arbitrator.
12.    No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.
13.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.
14.    Acknowledgment. Employee acknowledges that they have had the opportunity to discuss this matter with and obtain advice from their private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES.

COMPANY:
TRAVELZOO INC.
By:
Title:
Date:

EMPLOYEE:

RACHEL BARNETT

Date:
Start Date:

ATTACHEMENT A – GENERAL RELEASE

II. AGREEMENTS

General Release. Subject only to Claims Not Affected by Release and except for the rights and benefits specifically provided in this Agreement, Employee releases and discharges Employer, and each of its respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and parent, affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, actions, rights, damages, costs, losses, expenses, compensation and other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties at any time through the effective date of this Agreement. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment, whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act); the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, the Americans with Disabilities Act of 1990, the New York Human Rights Law, the New York City Human Rights Laws, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution; N.Y. Workers’ Compensation Law, or any other state, federal or local statute or regulation applicable to Employer, including any claim for intentional or negligent infliction of emotional distress, physical injury, violation of any public policy, breach of any implied or express contract, any claim for stock options, any claim for wrongful termination, fraud, intentional or negligent misrepresentation, and all other legal and equitable causes of action whatsoever and all remedies for such claims. The release of claims made by Employee in this Agreement does not apply to claims that arise after the date this Agreement is executed. Employee certifies that as of the date of this Release, she has reported all accidents, injuries or illnesses relating to or arising from her employment with the Employer.

Unknown Claims. Employee understands that the release set forth above includes claims which Employee knows about and those Employee may not know about.
Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law. This Release does not waive any rights or claims Employee may have under the Age Discrimination in Employment Act which arise after the date Employee signs this Agreement.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement (this "Amendment") is made effective as of May 22, 2017 (the "Effective Date") by and between Travelzoo (the "Company") and Rachel Barnett ("Employee"), with reference to the following facts:

A.	The Company and Employee are parties to an Employment Agreement dated July 30, 2013 ("Employment Agreement").

B.
To appropriately reflect the Employee’s title and incorporate changes to Employee’s salary and discretionary bonus, Company and Employee mutually desire to effect certain amendments to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties agree as follows:

1.	Except as otherwise provided, capitalized terms in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement.

2.
The first sentence in paragraph 1(a) of the Employment Agreement under “Duties and Scope of Employment, Position” is hereby modified to reflect the appropriate title of General Counsel, which went into effect in 2013.

3.	The first sentence in paragraph 3(a) under “Compensation and Fringe Benefits” is hereby deleted and the following is substituted in its place:

Salary. Employee will receive a salary at the annualized rate of $350,000 (Three Hundred and Fifty Thousand Dollars) (the "Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholding.

4.	The entire paragraph of 3(b) entitled “Discretionary Bonus” is hereby deleted. Company shell pay Employee a one-time pro-rated amount of her 2017 bonus equal to $20,685 to be paid by June 30, 2017.

5.
This Amendment shall commence on the Effective Date and continue in effect until the expiration or sooner termination of the Employment Agreement. This Amendment shall supersede and replace any inconsistent provisions of the Employment Agreement. Except as expressly set forth herein, all other terms of the Employment Agreement remain in full force and effect. The Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. This Amendment shall not be modified or rescinded except in a writing signed by both parties.

6.	Employee confirms that she had the opportunity and sufficient time to review and discuss this Amendment with her legal advisor and that she enters into this Amendment voluntarily.

COMPANY:
TRAVELZOO
By: ___________________________________________
Title: __________________________________________
Date: __________________________________________

EMPLOYEE:
_____________________________________________
Rachel Barnett

Date: ________________________________________